Exhibit 4.2(ii)

                                                             CONFORMED COPY
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                                CENTURYTEL, INC.

                                      and

                          HARRIS TRUST AND SAVINGS BANK

                                  Rights Agent

                               -------------------



                                 Amendment No. 1

                                       to

                                Rights Agreement

                               -------------------



                                  May 25, 1999

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


                       AMENDMENT NO.1 TO RIGHTS AGREEMENT


     This Amendment No. 1 (this "Amendment") to the Rights Agreement (the "Rights Agreement"), dated as of August 27, 1996, by and between CenturyTel, Inc. (formerly named Century Telephone Enterprises, Inc.), a Louisiana
corporation (the "Company"),  and  Harris   Trust  and  Savings   Bank  (as
successor-in-interest   to  Society  National  Bank),  acting  as  Rights  Agent
hereunder (the "Rights Agent"), is dated and effective as of May 25, 1999. All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Rights Agreement.

                              W I T N E S S E T H:

     WHEREAS, the Company and the Rights Agent may amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

     WHEREAS, subsequent to the Company's issuance of Rights under the Rights Agreement, on each of March 31, 1998 and March 31, 1999, the Company effected a three-for-two stock split, payable in each case in the form of a 50% stock dividend on all Common Shares outstanding as of the respective record date for such dividend;

     WHEREAS, as a result of these stock splits, adjustments were made pursuant to Section 11(n) of the Rights Agreement to the number of one one-hundredths (1/100ths) of a Preference Share purchasable by holders of each Right issued under the Rights Agreement (the "Stock Split Adjustments");

     WHEREAS, as a result of the Stock Split Adjustments, each holder of a Right is currently entitled to purchase four-ninths of one one-hundredth (or, one two-hundred twenty-fifth (1/225)) of a Preference Share upon exercise of a Right, at a Purchase Price equal to $110.00 per one one-hundredth of a Preference Share (or $48.88 per one two-hundred twenty-fifth of a Preference Share);

     WHEREAS, the Company desires to increase the Purchase Price for Preference Shares and make certain technical changes to the Rights Agreement to reflect the Stock Split Adjustments;

     WHEREAS, all acts necessary to make this Amendment a valid agreement according to its terms have been validly performed; and

     WHEREAS, the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

     1. The Rights Agreement is hereby amended by replacing Section 7(b) thereof in its entirety with the following:

        "(b) Subsequent to May 25, 1999, until adjustment thereof in accordance with Section 11 or 13 hereof, the Purchase Price for each one two-hundred twenty-fifth of a Preference Share purchasable pursuant to the exercise of a Right shall be $135, and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below."

     2. The Rights Agreement is hereby amended by replacing the address of the Rights Agent set forth in Section 26 of the Rights Agreement with the following address:

               Harris Trust and Savings Bank
               1601 Elm Street, Suite 2320
               Thanksgiving Tower
               Dallas, Texas  75201
               Attention:   Shareholder Services

     3. (a) The Rights Agreement is hereby amended by (i) modifying any and all terms and conditions of the Rights Agreement to the extent necessary to give full force and effect to the Stock Split Adjustments required under Section 11(n) of the Rights Agreement, including without limitation (A) replacing where appropriate each reference therein to "one one-hundredth of a Preference Share" with the words "one two-hundred twenty-fifth of a Preference Share"; (B) replacing where appropriate each reference therein to "one one-hundredths of a Preference Share" with the words "one two-hundred twenty-fifths of a Preference Share"; and (C) replacing where appropriate each reference therein to "one hundred" to "two hundred twenty-five"; and (ii) modifying each of the exhibits to the Rights Agreement to the extent necessary to make comparable changes.

        (b) The parties acknowledge that the amendments to the Rights Agreement pursuant to paragraph 3(a) hereof are made to update the Rights
Agreement to reflect the Stock Split Adjustments, and that any subsequent adjustments under the Rights Agreement shall be computed from and after the date hereof.

     4. This Amendment shall be governed by and construed in accordance with the laws of the State of Louisiana applicable to contracts made and to be performed entirely within such State.

     5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute one and the same instrument.

     6. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any other way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are hereby ratified and affirmed in all respects and shall continue in full force and effect. The undersigned Rights Agent acknowledges that it has succeeded to and assumed all of the rights, interests and obligations of the Rights Agent specified in the Rights Agreement in accordance with Section 19 of the Rights Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No.1 to the Rights Agreement to be duly executed as of the day and year first above written.


ATTEST:                                     CENTURYTEL, INC.

/s/ Kathy Tettleton                         By: /s/ Glen F. Post, III
________________________                    ___________________________
                                              Glen F. Post, III
                                              Vice Chairman, President and
                                              Chief Executive Officer


ATTEST:                                     HARRIS TRUST AND SAVINGS BANK

/s/ Roslynn R. Orr                          By: /s/ Mark Asbury
________________________                    ___________________________
                                              Mark Asbury
                                              Vice President